Exhibit 21.1

TechnipFMC plc
Significant Subsidiaries of the Registrant
December 31, 2018

Name of Company	Country of Incorporation

Technip Offshore International	France
Yamgaz SNC	France
South Tambey LNG SNC	France
Technip UK Ltd	United Kingdom
TechnipFMC Holdings Limited	United Kingdom
FMC Technologies Inc	United States